Exhibit 10.25

Memorandum of Understanding for Purchase of Interest and Exchange Rights

June 21, 2025

March GL Company
290 Dexter Street

Denver, CO 80220

Attn: Robert B. Price

This Memorandum of Understanding (“MOU”) outlines the preliminary and non-binding understanding between Greenland Exploration Limited, a Texas corporation with offices at 105 S Maple, Itasca, IL 60143 (“Buyer” or “Greenland”), and March GL Company, a Texas corporation (“Seller” or “March GL”), regarding Greenland’s proposed acquisition of a non-operating, non-expense bearing equity participation interest (the “Interest”) in certain oil and gas rights secured by March GL (the “Acquisition”), and the grant of certain exchange rights.

1. Transaction Summary

Reference is also made to Memorandum of Understanding between 80 Mile plc (“80 Mile”) and March GL dated April 22, 2025 (the “April MOU”). The defined terms used herein that are not defined in this MOU shall have the same meaning as prescribed in the April MOU. March GL intends to participate in the Project and certain other transactions as part of the Proposed Transaction under the MOU.

Greenland intends to acquire from March GL the interest in the Project and Proposed Transaction, which shall not be deemed or construed as a traditional ‘working interest’ under applicable oil and gas law or industry practice, and shall not obligate Greenland to bear or pay any portion of the operating expenses, costs, or liabilities associated with the Project or Proposed Transaction. March GL will also receive the right to exchange its shares for Greenland shares, subject to the conditions outlined below.

2. Proposed Terms

●	Interest: March GL shall sell to Greenland the Interest in the Project and Proposed Transaction that it enters into with 80 Mile pursuant to the MOU.

●	Purchase Price: $2,000,000 per 1% Interest. The total Interest and purchase amount shall be determined by mutual agreement, however the Buyer shall have the unequivocal right to invest up to $70 million in the Interest (the “Investment Amount”) with any additional amounts subject to prior approval of March GL.

●	Payment Terms: Payment will be made in cash or other mutually agreed form at closing, or as otherwise negotiated in the definitive investment agreement (“Definitive Agreement”).

●	Exchange Right: Immediately following or at the consummation of the transaction, the existing shareholders of March GL shall have rights to exchange into no less than 65% of Greenland, following which March GL would become a wholly owned subsidiary of Greenland. Simultaneously with a merger with special purpose acquisition company associated with the principals of Greenland (the “SPAC”), the Greenland shareholders (including the shareholders of March GL who have exchanged their shares into shares of Greenland) shall have the right to exchange their shares into shares of SPAC at the notional price of $10 per share, with an ultimate exchange ratio for existing March GL shareholders resulting in no less than 200 shares of SPAC for each existing March GL share subject to finalization of transaction structure.

●	Exchange Conditions: A condition to the close of the transaction shall be that Greenland obtains a stock exchange listing by virtue of merger with the SPAC.

●	Exchange Timing: The exchange right may be exercised immediately following close of the transaction and shall remain exercisable for six (6) months thereafter. Notwithstanding the foregoing, the shares received upon exercise of the exchange right shall be subject to a customary four-month lockup agreement.

●	Registration: Greenland shall register such exchanged shares for resale under federal securities laws pursuant to a shelf registration statement to be filed immediately following the close of the transactions contemplated by the MOU. If the combined entity post SPAC merger is not eligible for a shelf registration statement, such registration will be made by filing the registration statement on Form S-1 or similar customary form for such purpose, subject to final definitive agreements with the SPAC.

For the avoidance of doubt, the parties acknowledge and agree that the Interest to be acquired by Greenland hereunder is not a ‘working interest’ as that term is customarily used in the oil and gas industry, and Greenland shall have no obligation to pay, reimburse, or otherwise be responsible for any operating expenses, costs, or liabilities relating to the Project or Proposed Transaction. Greenland’s participation shall be limited to the provision of capital and the receipt of equity compensation or other financial returns as expressly set forth in the Definitive Agreement, and any such obligations shall be subject to further negotiation and mutual agreement.

3. Definitive Agreement

The Buyer and Seller agree to act in good faith to negotiate the Definitive Agreement embodying the Acquisition as soon as possible, but in no event later than 30 days from the date of this MOU.

4. Due Diligence

March GL agrees to facilitate Greenland’s due diligence investigation by, among other things, complying promptly with due diligence requests of Greenland and/or its legal and financial counsel.

5. Exclusivity

Each party agrees that, for a period of thirty (30) days from the date of this MOU (the “Exclusivity Period”), neither it nor any of its respective officers, directors, employees, agents or representatives (including, without limitation, their respective attorneys and accountants) shall, directly or indirectly, initiate, solicit or encourage discussions, proposals, inquiries or offers, or negotiate or discuss any proposal with any person or entity, relating to or concerning any transaction similar to, or having the same effect as, the proposed Acquisition.

6. Confidentiality

The parties agree to keep this MOU and any related negotiations confidential unless otherwise agreed in writing; provided, that nothing herein shall preclude Buyer from sharing confidential information with prospective or actual sources of debt or equity financing, each of whom Buyer shall direct to observe customary confidentiality provisions

7. Expenses

Each party shall be responsible for its own fees and expenses. No broker, agent, finder, consultant or other person or entity is entitled to be paid based upon any agreement made by any party in connection with any of the transactions contemplated hereby. Each party shall indemnify the other for any claims by any third person to such payment.

8. Governing Law

This MOU shall be governed by and construed in accordance with the laws of the State of Texas.

9. Non-Binding Effect

This MOU is intended solely as a basis for further discussion. Except for Sections 5 (Exclusivity), 6 (Confidentiality), 7 (Expenses) and 8 (Governing Law), which are binding, all other provisions of this MOU are non-binding and subject to the negotiation and execution of Definitive Agreement.

Notwithstanding anything to the contrary in this MOU, it will be binding upon March GL and Greenland under this MOU to accept up to the Minimum Investment amount from Greenland, and for Greenland to make such investment amount, pursuant to the terms stated in this MOU. For the avoidance of doubt, this paragraph is a binding provision of this MOU.

10. Termination

This MOU shall terminate and be deemed of no further effect immediately following the expiration of the Exclusivity Period, provided that the provisions of Sections 5 (Exclusivity), 6 (Confidentiality), 7 (Expenses), 8 (Governing Law) and last paragraph of Section 9 shall survive the termination or expiration of this MOU.

Please confirm your agreement with the foregoing by signing below.

Sincerely,

Greenland Exploration Limited

By:	/s/ Larry G. Swets, Jr.
Name:	Larry G. Swets, Jr.
Title:	Director & Chief Executive Officer
Date:	June 23, 2025

Acknowledged and Agreed:

March GL Company

By:	/s/ Robert B. Price
Name:	Robert B. Price
Title:	President
Date:	June 23, 2025

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